SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)

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Pacific Life Funds

(Name of Registrant as Specified In Its Charter)

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PACIFIC LIFE FUNDS

PL MID-CAP GROWTH FUND

INFORMATION STATEMENT DATED DECEMBER 6, 2013

This document (“Information Statement”) provides information concerning a new fund manager and a new fund management agreement for the PL Mid-Cap Growth Fund and is being sent on or about December 6, 2013 to the shareholders of record as of December 2, 2013.

We are not asking you for a proxy and you are requested not to send us a proxy.

I.     Introduction and Background

The Pacific Life Funds (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved a change in fund manager and a new fund management agreement with respect to the PL Mid-Cap Growth Fund (the “Fund”), effective November 1, 2013. Information concerning this change in fund manager is included in a supplement dated August 29, 2013 to the Trust’s prospectus dated August 1, 2013. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in fund manager requires shareholder approval of a new fund management agreement; however, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by the Trust and Pacific Life Fund Advisors LLC (“PLFA” or “Adviser”), in accordance with the terms of the exemptive order, PLFA and the Trust can hire, terminate, and replace, as applicable, fund managers and enter into new fund management agreements (except, as a general matter, fund managers affiliated with PLFA) without shareholder approval. The additional information provided herein concerning the fund manager change is being provided pursuant to the requirements of the exemptive order.

At an in-person meeting on June 19, 2013, based upon a recommendation from PLFA, the Board, including all of the Trustees who are not “interested persons” as that term is defined in the 1940 Act (“Independent Trustees”), approved, effective on or about November 1, 2013, a new Fund Management Agreement with Ivy Investment Management Company (“Ivy”) with respect to the PL Mid-Cap Growth Fund (the “Ivy Fund Management Agreement”) and appointed Ivy as the new Fund Manager for this Fund. In connection with this matter, also at the June 19, 2013 meeting, the Board terminated the fund management agreement for the Trust with the current fund manager upon the effectiveness of the Ivy Fund Management Agreement. Ivy’s appointment as the new Fund Manager and the Board’s approval of the Ivy Fund Management Agreement were made in accordance with the exemptive order issued by the SEC with regard to the Trust and does not require shareholder approval. In order to facilitate these changes, a portion of the Fund’s holdings were sold and new investments purchased in accordance with recommendations by the new Fund Manager or management team. PLFA and/or the Fund retained a transitioning agent in order to help reduce the transaction costs associated with the purchase and sale of the Fund’s holdings in connection with this transition.

II.     Board Consideration of the New Fund Management Agreement

In evaluating the Ivy Fund Management Agreement, the Board, including the Independent Trustees, considered the factors described below. Additionally, the Board considered the various screening processes that PLFA utilizes in identifying a proposed new fund manager, including screening for qualified firms through the use of quantitative data and information gathered from independent third-party databases, as well as the due diligence conducted by PLFA on the investment resources and personnel of a fund manager and an assessment of the investment strategies used by a fund manager, and the due diligence conducted by the Trust’s Chief Compliance Officer (“CCO”). In addition, the Board reviewed the specific criteria and information evaluated by PLFA during the selection process of Ivy, including information about other firms considered by PLFA, and PLFA’s analysis in reaching its conclusion to recommend Ivy as the new Fund Manager. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the fund managers and has recommended and taken measures to attempt to remedy relative underperformance by a fund when PLFA and the Board believed appropriate.

In evaluating the Ivy Fund Management Agreement, the Board, including all the Independent Trustees, considered the following factors, among others:

A.     Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining Ivy as the Fund Manager, particularly in light of the nature, extent, and quality of the services expected to be provided by Ivy. In this regard, the Trustees considered various materials relating to the proposed Fund Manager, including copies of the proposed Ivy Fund Management Agreement; copies of Ivy’s Form ADV; financial information; and other information deemed relevant to the Trustees’ evaluation, including comprehensive assessments from senior management of PLFA.

The Trustees considered that under the Ivy Fund Management Agreement, Ivy would be responsible for providing the investment management services for the Fund’s assets, including investment research, advice and supervision, and determining which securities would be purchased or sold by the Fund.

The Trustees considered the quality of the management services expected to be provided to the PL Mid-Cap Growth Fund over both the short- and long-term, the organizational depth and resources of Ivy, including the background and experience of Ivy’s management and the expertise of the fund management team, as well as the investment strategies, processes and philosophy to be used with respect to the investment strategy.

In addition, the Board considered that the Trust’s CCO had reviewed the written compliance policies and procedures of Ivy, including the assessment of its compliance program as required under Rule 38a-1 of the 1940 Act and its code of ethics, prior to the effectiveness of the new Ivy Fund Management Agreement.

In making these assessments, the Trustees took note of the due diligence PLFA conducted with respect to Ivy, and were aided by the assessment and recommendation of PLFA and the in-person presentation and materials provided by Ivy.

The Board concluded it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the PL Mid-Cap Growth Fund by Ivy under the Ivy Fund Management Agreement.

B.     Performance

The Trustees considered PLFA’s efforts and process to search for and screen advisory firms that are qualified to manage a mid-cap growth fund and PLFA’s identification of Ivy to serve as Fund Manager with regard to the day-to-day investment activities of the PL Mid-Cap Growth Fund. The Trustees considered factors concerning performance in connection with its consideration of this matter and in connection with approval of the related Ivy Fund Management Agreement, as described below.

The Trustees considered information about the historical performance of a fund managed by the same Ivy fund management team that would manage the PL Mid-Cap Growth Fund using similar investment strategies as those proposed for the PL Mid-Cap Growth Fund (the “Comparable Performance”). The Trustees considered the Comparable Performance against a pertinent benchmark and against the applicable peer group for the year-to-date, one-, three-, five-, and ten-year periods, as applicable, as of March 31, 2013. The Trustees also considered the Comparable Performance against a pertinent benchmark and an applicable peer group for the previous ten calendar years, as applicable. The Trustees also considered information about the historical performance of additional funds managed by Ivy and an affiliate of Ivy using similar investment strategies as those proposed for the PL Mid-Cap Growth Fund against a pertinent benchmark for the one-, three-, five, ten-year and since inception periods. Additionally, the Trustees considered performance information presented by PLFA for another potential manager of the Fund. The Trustees also considered the need for Ivy to adhere to the Fund’s general investment mandate in order to function appropriately in the PL Portfolio Optimization Funds.

The Board determined that Ivy’s performance record with respect to similarly managed accounts was acceptable.

C.     Fund Management Fees

The Trustees considered information regarding the comparative advisory fees charged under other investment advisory contracts of the Fund Manager with regard to other funds with substantially similar investment strategies as the PL Mid-Cap Growth Fund. The Trustees also considered that the proposed sub-advisory fees payable to Ivy under the Fund Management Agreement contain a breakpoint and are lower than the sub-advisory fees paid to the current fund manager. The Trustees considered that the advisory fee schedule would remain unchanged from the current fee schedule for the Fund, but that PLFA had agreed to an advisory fee waiver that would reduce the total advisory fees paid by shareholders until April 30, 2015, as long as Ivy remains the Fund Manager of the PL Mid-Cap Growth Fund.

In comparing the proposed fees to be paid by the Fund to fees charged by Ivy for other similarly managed funds, the Trustees noted that there were differences in the level of services proposed to be provided to the PL Mid-Cap Growth Fund by Ivy, and that Ivy represented that the proposed sub-advisory fee schedule for the Fund is commensurate with the management responsibilities for an investment mandate of the Fund’s size. These differences explained differences in fee schedules.

The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and Ivy, and that the PL Mid-Cap Growth Fund’s sub-advisory fees are paid by PLFA and are not paid directly by the PL Mid-Cap Growth Fund. Additionally, the Trustees considered that there are certain costs associated with a manager change, but that the ongoing operating expenses paid by the shareholders were not expected to materially increase as a result of this fund manager change.

The Board concluded that the compensation payable under the Ivy Fund Management Agreement is fair and reasonable.

D.     Costs, Level of Profits and Economies of Scale

The Trustees considered firm-wide profitability information provided by Ivy and noted that it was difficult to accurately determine or evaluate the projected profitability of the Ivy Fund Management Agreement to Ivy because it managed substantial assets and had multiple business lines and, further, that any such assessment would involve assumptions regarding its allocation policies, capital structure, cost of capital, business mix and other factors. The Trustees focused their consideration on other information provided in connection with this matter, given the arms’-length nature of the relationship between PLFA and Ivy with respect to the negotiation of Fund sub-advisory fees, the fact that such fees are paid by PLFA and the fact that the projected profitability of the Ivy Fund Management Agreement to Ivy is an estimate because it had not yet begun to manage the Fund.

The Board concluded that the PL Mid-Cap Growth Fund’s fee structure reflected in the Ivy Fund Management Agreement is fair and reasonable.

E.     Ancillary Benefits

The Trustees received from PLFA and Ivy information concerning other benefits that may be received by Ivy and its affiliates as a result of their relationship with the PL Mid-Cap Growth Fund, including commissions that may be paid to broker-dealers affiliated with the Fund Manager and the anticipated use of soft-dollars by the Fund Manager. In this regard, the Trustees noted that Ivy represented that it does not anticipate utilizing an affiliated broker-dealer and that it does not anticipate using soft-dollar credits generated by Fund commissions. The potential benefits that may be derived by Ivy from its relationship with the PL Mid-Cap Growth Fund could include larger assets under management and reputational benefits, which are consistent with those generally derived by sub-advisers to mutual funds. The Trustees considered potential benefits to be derived by Ivy from its relationship with the PL Mid-Cap Growth Fund and that such benefits were consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.     Conclusion

Based on their review, including the consideration of each of the factors referred to above, the Board found that: (i) the Ivy Fund Management Agreement is in the best interests of the PL Mid-Cap Growth Fund and its shareholders; and (ii) the compensation payable under the Ivy Fund Management Agreement is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.     The New Fund Management Agreement

The Ivy Fund Management Agreement is substantially similar to the fund management agreement with the prior fund manager. Ivy, subject to the supervision of the Adviser, provides a continuous investment program for the Fund and determines the composition of the assets of the Fund, including the evaluation, investment, purchases and/or sales and reinvestment of the Fund’s assets in accordance with its investment goal, strategies, policies and restrictions. Ivy bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of the Fund Manager’s services provided under the Ivy Fund Management Agreement. The Fund is responsible for its own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. Except as may otherwise be required by the 1940 Act, other applicable laws, applicable regulations or other provisions of the Ivy Fund Management Agreement, Ivy is not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the Ivy Fund Management Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under the Ivy Fund Management Agreement or by reason of Ivy’s reckless disregard of its obligations and duties under the Ivy Fund Management Agreement or by breach of any provision of the Ivy Fund Management Agreement, including breach of any representation, warranty or undertaking. The Ivy Fund Management Agreement will continue in effect for a period of two years from the effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Fund and also, in either event, approval of a majority of the Independent Trustees. The Ivy Fund Management Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties.

There was no change to the advisory fee rate paid by the PL Mid-Cap Growth Fund to the Adviser in connection with the fund manager change. The Adviser has contractually agreed to a waiver of 0.05% of its advisory fee through April 30, 2015. The waiver agreement will terminate: (i) if the investment advisory agreement is terminated, (ii) upon approval of the Board and ninety days’ prior written notice to the Adviser or (iii) if the Ivy Fund Management Agreement is terminated. There was a change to the sub-advisory fee rate paid by the Adviser to the new Fund Manager in connection with the fund manager change.

The sub-advisory fee rate under the prior fund management agreement and the new sub-advisory fee rate under the Ivy Fund Management Agreement are referenced below:

Prior Fee Schedule[1]	New (Current) Fee Schedule[2]
0.350% on the first $2 billion; 0.320% on next $1 billion; and 0.300% in excess of $3 billion.	0.300% on the first $2 billion; and 0.250% in excess of $2 billion.

[1]	When determining the breakpoint rate under the prior fund management agreement, the average daily net assets of the PL Mid-Cap Growth Fund were aggregated with the average daily net assets of the Mid-Cap Growth Portfolio, a series of Pacific Select Fund (“Combined Assets”), which was managed by the prior fund manager.

[2]	When determining the breakpoint rate under the Ivy Fund Management Agreement, the average daily net assets of the PL Mid-Cap Growth Fund are aggregated with the average daily net assets of the Mid-Cap Growth Portfolio, a series of Pacific Select Fund (“Combined Assets”), which is managed by Ivy.

The sub-advisory fees were paid by the Adviser to the prior fund manager through October 31, 2013, pursuant to a fund management agreement dated May 1, 2003, as amended. For the period April 1, 2012 through March 31, 2013, the fund’s sub-advisory fees paid or owed by the Adviser to the prior fund manager totaled $214,052. Had the new sub-advisory fee rate been in effect for the same period, the Fund’s sub-advisory fees paid or owed by the Adviser would have been $184,402. This amount would have been a decrease in such fees paid by the Adviser of approximately 13.85%. For the Fund’s fiscal year ended March 31, 2013, the Fund did not pay any brokerage commissions to an affiliated broker of Ivy.

IV.     Information Regarding Ivy

Ivy is a wholly-owned subsidiary of Waddell & Reed Financial, Inc., a publicly traded company. Ivy is a registered investment adviser with the SEC. Ivy acts as an investment adviser for the Ivy family of funds, as well as an adviser for institutional and other private investors and provides sub-advisory services to other U.S. mutual funds and non-U.S. pooled investment vehicles. As of September 30, 2013, Ivy’s (including its affiliates) total assets under management were $113.7 billion. Waddell & Reed Financial, Inc. and Ivy’s address is 6300 Lamar Ave., Overland Park, KS 66202.

Ivy or its affiliate, Waddell & Reed Investment Management Company, acts as investment adviser to the following registered investment companies, which have similar objectives to the Fund.

(As of 9.30.13)

Fund Name	Net Assets	Compensation Rate	Waived/ Reduced
Ivy Mid Cap Growth Fund	$4.10 billion	Class I Shares: 0.850% on first $1 billion; 0.830% on next $1 billion; 0.800% on next $1 billion; and 0.760% in excess of $3 billion.	No
Ivy VIP Mid Cap Growth Portfolio[1]	$395 million	0.850% on first $1 billion; 0.830% on next $1 billion; 0.800% on next $1 billion; and 0.760% in excess of $3 billion.[2]	Yes[3]
Waddell & Reed Advisors New Concepts Fund[1]	$1.72 billion	Class Y shares: 0.850% on first $1 billion; 0.830% on next $1 billion; 0.800% on next $1 billion; and 0.760% in excess of $3 billion.[2]	Yes

[1]	Waddell & Reed Investment Management Company is the registered investment advisor for this fund.

[2]	Effective October 1, 2006 through September 30, 2016, the investment management fee rates have been reduced pursuant to a management fee waiver.

[3]	Effective May 1, 2012, Waddell & Reed has voluntarily agreed to waive sufficient fees to cap the expenses at 1.10%.

As of September 30, 2013, Ivy’s principal executive officers and occupations are:

Principal Executive Officers[1]	Principal Occupation
Henry John Herrmann	Chief Executive Officer, Director, Chairman of the Board and President
Daniel Charles Schulte	Senior Vice President and General Counsel
Kristen Anne Richards	Senior Vice President, Chief Compliance Officer and Associate General Counsel
John Earl Sundeen, Jr.	Executive Vice President, Chief Administrative Officer and Director
Daniel Paul Connealy	Senior Vice President, Chief Financial Officer and Director
Kurt Augustus Sundeen[2]	Senior Vice President and Chief Operating Officer
Michael Lynn Avery	Executive Vice President and Director
Thomas William Butch	Chief Marketing Officer, Senior Vice President and Director
Wendy Jacqueline Hills	Secretary, Senior Vice President and Associate General Counsel
Philip James Sanders	Senior Vice President, Chief Investment Officer and Director

[1]	The business address for each individual with respect to the individual’s position at Ivy is 6300 Lamar Ave., Overland Park, KS 66202.

[2]	Kurt Sundeen’s new role as Chief Operations Officer was effective October 1, 2013.

No officer or Trustee of the Trust is an officer, director or shareholder of Ivy (including its affiliates).

Additional Information

Additional information about Ivy is available in Pacific Life Funds’ Statement of Additional Information, as supplemented, a copy of which may be obtained by calling the appropriate number set forth below.

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The Trust’s annual report for the fiscal year ended March 31, 2013 and the Trust’s semi-annual report for the fiscal half-year ended September 30, 2013 were previously sent to shareholders. Both reports are available upon request without charge by contacting Pacific Life Funds by:

Regular mail:	Pacific Life Funds, P.O. Box 9768, Providence, RI 02940-9768
Express mail:	Pacific Life Funds, 4400 Computer Drive Westborough, MA 01581
Telephone:	(800) 722-2333 (select Option 2)
Website:	www.PacificLife.com/pacificlifefunds.htm

To help reduce expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to the Trust.

The Trust’s investment adviser is PLFA and its administrator is Pacific Life. Both are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s distributor is Pacific Select Distributors, Inc., 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

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